Exhibit 99.2

DCP Midstream, LLC
Consolidated Balance Sheet
As of December 31, 2008

Deloitte & Touche LLP
Suite 3600
555 Seventeenth Street
Denver, CO 80202-3942
USA

Tel: +1 303 292 5400
Fax: +1 303 312 4000
www.deloitte.com
INDEPENDENT AUDITORS’ REPORT
To the Board of Directors and Members of
DCP Midstream, LLC
Denver, Colorado
We have audited the accompanying consolidated balance sheet of DCP Midstream, LLC and subsidiaries (the “Company”) as of December 31, 2008. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of the Company as of December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.
/s/ Deloitte & Touche LLP
Denver, Colorado
February 18, 2009

DCP MIDSTREAM, LLC
CONSOLIDATED BALANCE SHEET
(millions)

December 31,
2008
ASSETS
Current assets:
Cash and cash equivalents	$133
Accounts receivable:
Customers, net of allowance for doubtful accounts of $6 million	735
Affiliates	221
Other	44
Inventories	43
Unrealized gains on derivative instruments	419
Other	70

Total current assets	1,665

Property, plant and equipment, net	4,836
Restricted investments	60
Investments in unconsolidated affiliates	179
Intangible assets, net	319
Goodwill	565
Unrealized gains on derivative instruments	119
Other long-term assets	49

Total assets	$7,792

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable:
Trade	$888
Affiliates	48
Other	46
Short-term borrowings	100
Unrealized losses on derivative instruments	398
Accrued interest payable	59
Accrued taxes	44
Other	188

Total current liabilities	1,771

Long-term debt	3,602
Unrealized losses on derivative instruments	81
Other long-term liabilities	376
Non-controlling interest	312
Commitments and contingent liabilities
Members’ equity:
Members’ interest	1,667
Accumulated other comprehensive loss	(17)

Total members’ equity	1,650

Total liabilities and members’ equity	$7,792

See Notes to Consolidated Balance Sheet

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2008
1. General and Summary of Significant Accounting Policies
     Basis of Presentation — DCP Midstream, LLC, with its consolidated subsidiaries, us, we, our, or the Company, is a joint venture owned 50% by Spectra Energy Corp, or Spectra Energy, and 50% by ConocoPhillips. We operate in the midstream natural gas industry. Our primary operations consist of gathering, processing, compressing, transporting and storing of natural gas, and fractionating, transporting, gathering, treating, processing and storing of natural gas liquids, or NGLs, as well as marketing, from which we generate revenues primarily by trading and marketing natural gas and NGLs.
     DCP Midstream Partners, LP, or DCP Partners, is a master limited partnership, of which our subsidiary, DCP Midstream GP, LP, acts as general partner. As of December 31, 2008, we owned an approximately 29% limited partnership interest, and an approximately 1% general partnership interest in DCP Partners, as well as incentive distribution rights that entitle us to receive an increasing share of available cash as pre-defined distribution targets are achieved. As the general partner of DCP Partners, we have responsibility for its operations. Since we exercise control over DCP Partners, we account for them as a consolidated subsidiary.
     We are governed by a five member board of directors, consisting of two voting members from each parent and our Chief Executive Officer and President, a non-voting member. All decisions requiring board of directors’ approval are made by simple majority vote of the board, but must include at least one vote from both a Spectra Energy and ConocoPhillips board member. In the event the board cannot reach a majority decision, the decision is appealed to the Chief Executive Officers of both Spectra Energy and ConocoPhillips.
     The consolidated financial statement includes the accounts of the Company and all majority-owned subsidiaries where we have the ability to exercise control, variable interest entities where we are the primary beneficiary, and undivided interests in jointly owned assets. We also consolidate DCP Partners, which we control as the general partner and where the limited partners do not have substantive kick-out or participating rights. Investments in greater than 20% owned affiliates that are not variable interest entities and where we do not have the ability to exercise control, and investments in less than 20% owned affiliates where we have the ability to exercise significant influence, are accounted for using the equity method. Intercompany balances and transactions have been eliminated.
     Use of Estimates — Conformity with accounting principles generally accepted in the United States of America, or GAAP, requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statement and notes. Although these estimates are based on management’s best available knowledge of current and expected future events, actual results could be different from these estimates.
     Cash and Cash Equivalents — Cash and cash equivalents include all cash balances and highly liquid investments with an original maturity of three months or less.
     Short-Term and Restricted Investments — We may invest available cash balances in various financial instruments, such as commercial paper, money market instruments and tax-exempt debt securities that have stated maturities of 20 years or more. These instruments provide for a high degree of liquidity through features, which allow for the redemption of the investment at its face amount plus earned income. As we generally intend to sell these instruments within one year or less from the balance sheet date, and as they are available for use in current operations, they are classified as current assets, unless otherwise restricted. We have classified all short-term and restricted debt investments as available-for-sale and they are carried at fair market value. Unrealized gains and losses on available-for-sale securities are recorded in the consolidated balance sheet as accumulated other comprehensive income or loss, or AOCI. No such gains or losses were deferred in AOCI at December 31, 2008. Restricted investments consist of collateral for DCP Partners’ term loan. The costs, including accrued interest on investments, approximates fair value due to the short-term, highly liquid nature of the securities held by us and as interest rates are re-set on a daily, weekly or monthly basis.
     Inventories — Inventories consist primarily of natural gas and NGLs held in storage for transportation and processing and sales commitments. Inventories are valued at the lower of weighted average cost or market. Transportation costs are included in inventory on the consolidated balance sheet.

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008
     Accounting for Risk Management and Derivative Activities and Financial Instruments — Effective July 1, 2007, we elected to discontinue using the hedge method of accounting for derivatives associated with managing DCP Partners’ commodity price risk. We have used the mark-to-market method of accounting for all commodity derivative instruments associated with managing DCP Partners commodity price risk since July 2007. As a result, the remaining net loss deferred in AOCI is being reclassified to sales of natural gas and petroleum products through December 2011, as the underlying transactions impact earnings.
     Each derivative not qualifying for the normal purchases and normal sales exception is recorded on a gross basis in the consolidated balance sheet at its fair value as unrealized gains or unrealized losses on mark-to-market and hedging instruments. Derivative assets and liabilities remain classified in the consolidated balance sheet as unrealized gains or unrealized losses on mark-to-market and hedging instruments at fair value until the contractual delivery period impacts earnings.
     We designate each energy commodity derivative as either trading or non-trading. Certain non-trading derivatives are further designated as either a hedge of a forecasted transaction or future cash flow (cash flow hedge), a hedge of a recognized asset, liability or firm commitment (fair value hedge), or a normal purchase or normal sale contract. The remaining non-trading derivatives (which are related to asset based activity) for which hedge accounting or the normal purchase or normal sale exception are not elected, are recorded at fair value on the balance sheet, under the following accounting methods:

Classification of Contract	Accounting Method
Trading Derivatives	Mark-to-market method [b]
Non-Trading Derivatives:
Cash Flow Hedge [a]	Hedge method [c]
Fair Value Hedge	Hedge method [c]
Normal Purchase or Normal Sale	Accrual method [d]
Non-Trading Derivatives	Mark-to-market method [b]

[a]	Effective July 1, 2007, all commodity cash flow hedges relating to derivatives associated with managing DCP Partners’ commodity price risk are classified as non-trading derivative activity. Our other commodity cash flow hedges and our interest rate swaps continue to be accounted for as cash flow hedges.

[b]	Mark-to-market—An accounting method whereby the change in the fair value of the asset or liability is recognized in the consolidated statements of operations and comprehensive income in trading and marketing gains and losses during the current period.

[c]	Hedge method—An accounting method whereby the change in the fair value of the asset or liability is recorded in the consolidated balance sheet as unrealized gains or unrealized losses on mark-to-market and hedging instruments. For cash flow hedges, there is no recognition in the consolidated statements of operations and comprehensive income for the effective portion until the service is provided or the associated delivery period impacts earnings. For fair value hedges, the changes in the fair value of the asset or liability, as well as the offsetting changes in value of the hedged item, are recognized in the consolidated statements of operations and comprehensive income in the same category as the related hedged item.

[d]	Accrual method—An accounting method whereby there is no recognition in the consolidated balance sheet or consolidated statements of operations and comprehensive income for changes in fair value of a contract until the service is provided or the associated delivery period impacts earnings.
     Cash Flow and Fair Value Hedges — For derivatives designated as a cash flow hedge or a fair value hedge, we maintain formal documentation of the hedge. In addition, we formally assess both at the inception of the hedge and on an ongoing basis, whether the hedge contract is highly effective in offsetting changes in cash flows or fair values of hedged items. All components of each derivative gain or loss are included in the assessment of hedge effectiveness, unless otherwise noted.
     The fair value of a derivative designated as a cash flow hedge is recorded in the consolidated balance sheet as unrealized gains or unrealized losses on mark-to-market and hedging instruments. The effective portion of the change in fair value of a derivative designated as a cash flow hedge is recorded in the consolidated balance sheet as AOCI. During the period in which the hedged transaction impacts earnings, amounts in AOCI associated with the hedged transaction are reclassified to the consolidated statement of operations and comprehensive income in the same accounts as the item being hedged. We discontinue hedge accounting prospectively when it is determined that the derivative no longer qualifies as an effective hedge, or when it is probable that the hedged transaction will not occur. When hedge accounting is discontinued because the derivative no longer qualifies as an effective hedge, the derivative is subject to the mark-to-market accounting method prospectively. The derivative continues to be carried on the consolidated balance

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008
sheet at its fair value; however, subsequent changes in its fair value are recognized in current period earnings. Gains and losses related to discontinued hedges that were previously accumulated in AOCI will remain in AOCI until the hedged transaction impacts earnings, unless it is probable that the hedged transaction will not occur, in which case, the gains and losses that were previously deferred in AOCI will be immediately recognized in current period earnings.
     For derivatives designated as fair value hedges, we recognize the gain or loss on the derivative instrument, as well as the offsetting changes in value of the hedged item in earnings in the current period. All derivatives designated and accounted for as fair value hedges are classified in the same category as the item being hedged in the consolidated statements of operations and comprehensive income.
     Valuation — When available, quoted market prices or prices obtained through external sources are used to determine a contract’s fair value. For contracts with a delivery location or duration for which quoted market prices are not available, fair value is determined based on internally developed pricing models developed primarily from historical and expected correlations with quoted market prices.
     Values are adjusted to reflect the credit risk inherent in the transaction as well as the potential impact of liquidating open positions in an orderly manner over a reasonable time period under current conditions. Changes in market prices and management estimates directly affect the estimated fair value of these contracts. Accordingly, it is reasonably possible that such estimates may change in the near term.
     Property, Plant and Equipment — Property, plant and equipment are recorded at original cost. The cost of maintenance and repairs, which are not significant improvements, are expensed when incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.
     Asset retirement obligations associated with tangible long-lived assets are recorded at fair value in the period in which they are incurred, if a reasonable estimate of fair value can be made, and added to the carrying amount of the associated asset. This additional carrying amount is then depreciated over the life of the asset. The liability increases due to the passage of time based on the time value of money until the obligation is settled. We recognize a liability for conditional asset retirement obligations as soon as the fair value of the liability can be reasonably estimated. A conditional asset retirement obligation is defined as an unconditional legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity.
     Investments in Unconsolidated Affiliates — We use the equity method to account for investments in greater than 20% owned affiliates that are not variable interest entities and where we do not have the ability to exercise control, and investments in less than 20% owned affiliates where we have the ability to exercise significant influence.
     We evaluate our investments in unconsolidated affiliates for impairment when events or changes in circumstances indicate, in management’s judgment, that the carrying value of such investments may have experienced an other than temporary decline in value. When evidence of loss in value has occurred, management compares the estimated fair value of the investment to the carrying value of the investment to determine whether any impairment has occurred. Management assesses the fair value of our unconsolidated affiliates using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third party comparable sales and discounted cash flow models. If the estimated fair value is less than the carrying value and management considers the decline in value to be other than temporary, the excess of the carrying value over the estimated fair value is recognized in the financial statements as an impairment loss.
     Intangible Assets and Goodwill — Intangible assets consist primarily of customer contracts and related relationships, including commodity purchase, transportation and processing contracts. These intangible assets are amortized on a straight-line basis over the term of the contract or anticipated relationship, ranging from less than one to 25 years. Goodwill is the cost of an acquisition less the fair value of the net assets of the acquired business.
     We evaluate goodwill for impairment annually in the third quarter, and whenever events or changes in circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Impairment testing of goodwill consists of a two-step process. The first step involves comparing the fair value of the reporting unit, to which goodwill has been allocated, with its carrying amount. If the carrying amount of the reporting unit exceeds its fair value, the second step of the process involves comparing

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008
the fair value and carrying value of the goodwill of that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the fair value of that goodwill, the excess of the carrying value over the fair value is recognized as an impairment loss.
     Long-Lived Assets — We evaluate whether the carrying value of long-lived assets, excluding goodwill, has been impaired when circumstances indicate the carrying value of those assets may not be recoverable. The carrying amount is not recoverable if it exceeds the undiscounted sum of cash flows expected to result from the use and eventual disposition of the asset. We consider various factors when determining if these assets should be evaluated for impairment, including but not limited to:
•	a significant adverse change in legal factors or business climate;

•	a current period operating or cash flow loss combined with a history of operating or cash flow losses, or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset;

•	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset;

•	significant adverse changes in the extent or manner in which an asset is used, or in its physical condition;

•	a significant adverse change in the market value of an asset; and

•	a current expectation that, more likely than not, an asset will be sold or otherwise disposed of before the end of its estimated useful life.
     If the carrying value is not recoverable, the impairment loss is measured as the excess of the asset’s carrying value over its fair value. Management assesses the fair value of long-lived assets using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third party comparable sales and discounted cash flow models. Significant changes in market conditions resulting from events such as the condition of an asset or a change in management’s intent to utilize the asset would generally require management to reassess the cash flows related to the long-lived assets.
     Upon classification as held for sale, a long-lived asset is measured at the lower of its carrying amount or fair value less cost to sell, depreciation is ceased and the asset is separately presented on the consolidated balance sheet.
     Unamortized Debt Premium, Discount and Expense — Premiums, discounts and expenses incurred with the issuance of long-term debt are amortized over the terms of the debt using the effective interest method. These premiums and discounts are recorded on the consolidated balance sheet within long-term debt. These unamortized expenses are recorded on the consolidated balance sheet as other long-term assets.
     Fair Value Measurements — We measure our derivative financial assets and liabilities related to our commodity trading activity and our interest rate swaps at fair value as of each balance sheet date. While we utilize as much information as is readily observable in the marketplace in determining fair value, to the extent that information is not available we may use a combination of indirectly observable facts or, in certain instances may develop our own expectation of the fair value. Calculating the fair value of an instrument is a highly subjective process and involves a significant level of judgment based on our interpretation of a variety of market conditions. The resulting fair value may be significantly different from one measurement date to the next. All unrealized gains and losses resulting from changes in the fair value of our interest rate swaps are recorded in the consolidated balance sheet within AOCI and long-term debt.
     Distributions — Under the terms of the Second Amended and Restated LLC Agreement dated July 5, 2005, as amended, or the LLC Agreement, we are required to make quarterly distributions to Spectra Energy and ConocoPhillips based on allocated taxable income. The LLC Agreement provides for taxable income to be allocated in accordance with Internal Revenue Code Section 704(c).
     This Code Section accounts for the variation between the adjusted tax basis and the fair market value of assets contributed to the joint venture. The distribution is based on the highest taxable income allocated to either member with a minimum of each member’s tax, with the other member receiving a proportionate amount to maintain the ownership capital accounts at 50% for both Spectra Energy and ConocoPhillips. During the year ended December 31, 2008, we paid distributions of $721 million, based on estimated annual taxable income allocated to the members according to their respective ownership percentages at the date the distributions became due.
     Our board of directors determines the amount of the periodic dividends to be paid to Spectra Energy and ConocoPhillips, by considering net income, cash flow or any other criteria deemed appropriate. The LLC Agreement restricts payment of dividends

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008
except with the approval of both members. During the year ended December 31, 2008, we paid dividends of $1,140 million to the members, allocated in accordance with their respective ownership percentages.
     DCP Partners considers the payment of a quarterly distribution to the holders of its common units and subordinated units, to the extent DCP Partners has sufficient cash from its operations after establishment of cash reserves and payment of fees and expenses, including payments to its general partner, a wholly-owned subsidiary of ours. There is no guarantee, however, that DCP Partners will pay the minimum quarterly distribution on the units in any quarter. DCP Partners will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default exists, under its credit agreement. Our limited partner interest in DCP Partners consisted of both subordinated units and common units. The subordinated units were entitled to receive the minimum quarterly distribution only after DCP Partners’ common unitholders received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. However, the subordination period ended, and the subordinated units were converted into common units, on a one for one basis, as certain distribution requirements, as defined in DCP Partners’ partnership agreement, were met. The subordination period had an early termination provision that permitted 50% of the subordinated units, or 3,571,428 units, to convert into common units on a one-for-one basis in February 2008 and permitted the other 50% of the subordinated units, or 3,571,429 units, to convert into common units on a one-for-one basis in February 2009, following the satisfactory completion of the tests for ending the subordination period contained in DCP Partners’ partnership agreement. During the year ended December 31, 2008, DCP Partners paid distributions of approximately $45 million to its public unitholders. In addition to our partnership interests we hold incentive distribution rights, which entitle us to receive an increasing share of available cash as pre-defined distribution targets are achieved.
     Equity-Based Compensation — Equity classified equity-based compensation cost is measured at fair value, based on the closing unit price at grant date, and is recognized as expense over the vesting period. Liability classified equity-based compensation cost is remeasured at each reporting date at fair value, based on the closing common unit price, and is recognized as expense over the requisite service period. Compensation expense for awards with graded vesting provisions is recognized on a straight-line basis over the requisite service period of each separately vesting portion of the award. Awards granted to non-employees for acquiring, or in conjunction with selling goods and services, are measured at the estimated fair value of the goods or services, or the fair value of the award, whichever is more reliably measured.
     Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standard, or SFAS, No. 123(R) (Revised 2004) “Share-Based Payment,” or SFAS 123R, which establishes accounting for equity-based awards exchanged for employee and non-employee services. Accordingly, equity classified equity-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as expense over the requisite service period. Liability classified equity-based compensation cost is remeasured at each reporting date, and is recognized over the requisite service period.
     Accounting for Sales of Units by a Subsidiary — We account for sales of units by a subsidiary by recording a gain or loss on the sale of common equity of a subsidiary equal to the amount of proceeds received in excess of the carrying value of the units sold. As a result, we have deferred approximately $270 million of gain on sale of common units in DCP Partners as of December 31, 2008, which is included in other long-term liabilities in the consolidated balance sheet. As a result of our adoption of SFAS 160 on January 1, 2009, we will reclassify the deferred gain from long-term liabilities to members’ equity in the consolidated balance sheet.
     Income Taxes — We are structured as a limited liability company, which is a pass-through entity for U.S. income tax purposes. We own a corporation that files its own federal, foreign and state corporate income tax returns. The income tax expense related to this corporation is included in our income tax expense, along with state, local, franchise and margin taxes of the limited liability company and other subsidiaries.
     We follow the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities.
     Recent Accounting Pronouncements — Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards, or SFAS, No. 162 “The Hierarchy of Generally Accepted Accounting Principles,” or SFAS 162 — In May 2008, the FASB issued SFAS 162, which is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with GAAP for nongovernmental entities. SFAS 162 is effective 60 days following the Securities and Exchange Commission, or SEC’s, approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008
with Generally Accepted Accounting Principles.” We have assessed the impact of the adoption of SFAS 162, and believe that there will be no impact on our consolidated results of operations, cash flows or financial position.
     FASB Staff Position, or FSP No. SFAS 142-3 “Determination of the Useful Life of Intangible Assets,” or FSP 142-3 — In April 2008, the FASB issued FSP 142-3 which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. We are in the process of assessing the impact of FSP 142-3 but do not expect a material impact on our consolidated results of operations, cash flows and financial position as a result of adoption.
     SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” or SFAS 161 — In March 2008, the FASB issued SFAS 161, which requires disclosures of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for us on January 1, 2009. We are in the process of assessing the impact of SFAS 161 on our disclosures, and will make the required disclosures in our March 31, 2009 consolidated financial statements.
     SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51,” or SFAS 160 — In December 2007, the FASB issued SFAS 160, which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 was effective for us on January 1, 2009 and did not have a significant impact on our consolidated results of operations, cash flows or financial position. As a result of adoption, effective January 1, 2009 we will reclassify our non-controlling interest and deferred gain relating to the sale of common units in DCP Partners to members’ equity.
     SFAS No. 141(R) “Business Combinations (revised 2007),” or SFAS 141(R) — In December 2007, the FASB issued SFAS 141(R), which requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. SFAS 141(R) is effective for us on January 1, 2009. As this standard will be applied prospectively upon adoption, we will account for all transactions with closing dates subsequent to the adoption date in accordance with the provisions of the standard.
     SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FAS 115,” or SFAS 159 — In February 2007, the FASB issued SFAS 159, which allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current earnings. SFAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities. SFAS 159 became effective for us on January 1, 2008. We have not elected the fair value option relative to any of our financial assets and liabilities which are not otherwise required to be measured at fair value by other accounting standards. Therefore, there is no effect of adoption reflected in our consolidated results of operations, cash flows or financial position.
     SFAS No. 157, “Fair Value Measurements,” or SFAS 157 — In September 2006, the FASB issued SFAS 157, which was effective for us on January 1, 2008. SFAS 157:
•	defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date;

•	establishes a framework for measuring fair value;

•	establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date;

•	nullifies the guidance in Emerging Issues Task Force, or EITF, 02-3, Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Involved in Energy Trading and Risk Management Activities, which required the deferral of

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008
profit at inception of a transaction involving a derivative financial instrument in the absence of observable data supporting the valuation technique; and

•	significantly expands the disclosure requirements around instruments measured at fair value.
     Upon the adoption of this standard we incorporated the marketplace participant view as prescribed by SFAS 157. Such changes included, but were not limited to, changes in valuation policies to reflect an exit price methodology, the effect of considering our own non-performance risk on the valuation of liabilities, and the effect of any change in our credit rating or standing. As a result of adopting SFAS 157, we recorded a transition adjustment of approximately $2 million as an increase to earnings during the three months ended March 31, 2008. All changes in our valuation methodology have been incorporated into our fair value calculations subsequent to adoption.
     Pursuant to FASB Staff Position 157-2, the FASB issued a partial deferral, ending on December 31, 2008, of the implementation of SFAS 157 as it relates to all non-financial assets and liabilities where fair value is the required measurement attribute by other accounting standards. While we have adopted SFAS 157 for all financial assets and liabilities effective January 1, 2008, we are in the process of assessing the impact SFAS 157 will have on our non-financial assets and liabilities, but do not expect a material impact on our consolidated results of operations, cash flows or financial positions upon adoption.
     FSP, No. 157-3 “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active,” or FSP 157-3 — In October 2008, the FASB issued FSP 157-3, which provides guidance in situations where a) observable inputs do not exist, b) observable inputs exist but only in an inactive market and c) how market quotes should be considered when assessing the relevance of observable and unobservable inputs to determine fair value. FSP 157-3 was effective upon issuance, including prior periods for which financial statements have not been issued. We believe that the financial assets that are reflected in our financial statements are transacted within active markets, and therefore, there is no effect on our consolidated results of operations, cash flows or financial positions as a result of the adoption of this FSP.
     FSP of Financial Interpretation, or FIN, 39-1, “Amendment of FASB Interpretation No. 39,” or FSP FIN 39-1 — In April 2008 the FASB issued FSP FIN 39-1, which permits, but does not require, a reporting entity to offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against the fair value amounts recognized for derivative instruments executed with the same counterparty under a master netting arrangement. FSP 39-1 became effective for us beginning on January 1, 2008; however, we have elected to continue our policy of reflecting our derivative asset and liability positions, as well as any cash collateral, on a gross basis in our consolidated balance sheet.
     EITF, 08-06 “Equity Method Investment Accounting Considerations,” or EITF 08-06 — In November 2008, the EITF issued
ETIF 08-06. Although the issuance of FAS 141(R) and FAS 160 were not intended to reconsider the accounting for equity method investments, the application of the equity method is affected by the issuance of these standards. This issue addresses a) how the initial carrying value of an equity method investment should be determined; b) how an impairment assessment of an underlying indefinite-lived intangible asset of an equity method investment should be performed; c) how an equity method investee’s issuance of shares should be accounted for and d) how to account for a change in an investment from the equity method to the cost method. This issue is effective for us effective January 1, 2009, and although we do not expect any changes to the manner in which we apply equity method accounting, this guidance will be considered on a prospective basis to transactions with equity method investees.

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008
2. Acquisitions and Dispositions
     Acquisitions
     Acquisition of Various Gathering, Pipeline and Compression Assets — On October 1, 2008, DCP Partners acquired Michigan Pipeline & Processing, LLC, or MPP, a privately held company engaged in natural gas gathering and treating services for natural gas produced from the Antrim Shale of northern Michigan and natural gas transportation within Michigan. The results of MPP’s operations have been included in the consolidated financial statements since that date. Under the terms of the acquisition, DCP Partners paid a purchase price of $145 million, plus net working capital and other adjustments of approximately $3 million, subject to additional customary purchase price adjustments. DCP Partners may pay up to an additional $15 million to the sellers depending on the earnings of the assets after a three-year period. DCP Partners financed the acquisition by liquidating a portion of its restricted investments. In addition, DCP Partners entered into a separate agreement that provides the seller with available treating capacity on certain Michigan assets. The seller agreed to pay DCP Partners up to approximately $2 million annually for up to nine years if they do not meet certain criteria, including providing additional volumes for treatment. These payments would reduce goodwill as a return of purchase price. This agreement may be terminated earlier if certain performance criteria of Michigan assets are satisfied. Certain of these performance criteria were satisfied and, as a result, the amount the seller will pay DCP Partners has been reduced to approximately $1 million per year as of December 31, 2008. DCP Partners initially held a $25 million letter of credit to secure the seller’s contingent future performance under this agreement and to secure the seller’s indemnification obligation under the acquisition agreement; however as a result of the satisfaction of certain performance conditions, this amount was reduced to approximately $23 million as of December 31, 2008.
     Under the purchase method of accounting, the assets and liabilities of MPP were recorded at their respective fair values as of the date of the acquisition, and we recorded goodwill of approximately $6 million. The goodwill amount recognized relates primarily to projected growth from new customers. The values of certain assets and liabilities are preliminary, and are subject to adjustments as additional information is obtained. When finalized, material adjustments may result. The purchase price allocation is as follows:

(Millions)
Cash	$2
Accounts receivable	2
Property, plant and equipment	116
Goodwill	6
Intangible assets	20
Other long-term assets	4
Non-controlling interest	(2)

Total purchase price allocation	$148

     In October 2008, we acquired certain pipeline and compressor station assets located in Kansas, Oklahoma and Texas from Northern Natural Gas for $49 million.
     On August 29, 2007, we acquired the stock of Momentum Energy Group, Inc., or MEG, for approximately $635 million plus closing adjustments of approximately $11 million. The results of MEG’s operations have been included in the consolidated financial statements since that date. As a result of the acquisition, we expanded our operations into the Fort Worth, Piceance and Powder River producing basins, thus diversifying our business into new areas. We funded our portion of this acquisition with a 364-day bridge loan for $450 million, which was paid off in September 2007 with proceeds from the issuance of the $450 million principal amount of 6.75% Senior Notes, as well as cash on hand. See further discussion of this transaction in the Contributions to DCP Partners section below.
     Under the purchase method of accounting, the assets and liabilities of MEG were recorded at their respective fair values as of the date of the acquisition, and we recorded goodwill of approximately $138 million, including purchase price adjustments of $3 million during the first quarter of 2008. The goodwill amount recognized relates primarily to projected growth in the Fort Worth and Piceance producing basins due to significant natural gas reserves and high level of drilling activity.

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008
     The purchase price allocation is as follows (in millions):

Cash	$42
Receivables	23
Other assets	2
Property, plant and equipment	282
Intangible assets	254
Goodwill	138
Payables	(18)
Other liabilities	(34)
Current debt	(20)
Non-controlling interest	(23)

Total purchase price allocation	$646

Dispositions
     Disposition of Investments in Unconsolidated Affiliates — In October 2008, we sold certain interests in unconsolidated affiliates to unrelated third parties for $19 million in cash, subject to purchase price adjustments, and recognized a gain of $11 million.
Contributions to DCP Partners
     MEG — Concurrent with our acquisition of the stock of MEG in August 2007, DCP Partners acquired certain subsidiaries of MEG from us for $166 million plus post-closing purchase price adjustments of approximately $9 million. These subsidiaries of MEG own assets in the Piceance Basin, including a 70% operated interest in the Collbran Valley Gas Gathering joint venture in western Colorado, and assets in the Powder River Basin, including the Douglas gas gathering system in Wyoming. DCP Partners financed this transaction with $120 million of borrowings under the DCP Partners’ Credit Agreement, the issuance of common units through a private placement with certain institutional investors and cash on hand. In August 2007, DCP Partners issued 2,380,952 common limited partner units in a private placement, pursuant to a common unit purchase agreement with private owners of MEG or affiliates of such owners, at $42.00 per unit, or approximately $100 million in the aggregate. These units were registered with the SEC in January 2008. As a result of this transaction, the omnibus agreement with DCP Partners was amended to increase the annual fee payable to us by DCP Partners by $2 million for incremental general and administrative expenses. We operate these assets and they are included in our financial statements, through the consolidation of DCP Partners.
     DCP East Texas Holdings, LLC and Discovery Producer Services LLC — In July 2007, we contributed to DCP Partners a 25% limited liability company interest in DCP East Texas Holdings, LLC, or East Texas, our 40% limited liability company interest in Discovery Producer Services LLC, or Discovery, and a derivative instrument, for aggregate consideration of $244 million in cash, including $1 million for net working capital and other adjustments, $27 million in common units and $1 million in general partner equivalent units. We own the remaining 75% limited liability company interest in East Texas, while third parties still own the other 60% limited liability interest in Discovery. DCP Partners financed the cash portion of this transaction with borrowings under its existing credit facility. We will continue to operate East Texas and both of these assets will continue to be included in our financial statements, through the consolidation of DCP Partners. In December of 2008, we announced that we will contribute an additional 25% ownership interest in East Texas to DCP Partners in exchange for 100% DCP Partners’ common units. This transaction is expected to close in April 2009.
3. Agreements and Transactions with Affiliates
ConocoPhillips
     Long-term NGL Purchases Contract and Transactions — We sell a portion of our residue gas and NGLs to ConocoPhillips and its subsidiaries, including ChevronPhillips Chemical Company LLC, or CP Chem, a 50% equity investment of ConocoPhillips. In addition, we purchase natural gas from ConocoPhillips. Under the NGL Output Purchase and Sale Agreements, or the NGL Agreements, with ConocoPhillips and CP Chem, ConocoPhillips and CP Chem have the right to purchase at index-based prices substantially all NGLs produced by our various processing plants located in the Mid-Continent and Permian Basin regions, and the Austin Chalk area, which include approximately 40% of our total NGL production. The NGL Agreements also grant ConocoPhillips and CP Chem the right to purchase at index-based prices certain quantities of NGLs produced at processing plants that are acquired

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008
and/or constructed by us in the future in various counties in the Mid-Continent and Permian Basin regions, and the Austin Chalk area. The primary terms of the agreements are effective until January 1, 2015. We anticipate continuing to purchase and sell these commodities and provide these services to ConocoPhillips and CP Chem in the ordinary course of business.
Spectra Energy
     Commodity Transactions — We sell a portion of our residue gas and NGLs to, purchase natural gas and other petroleum products from, and provide gathering, transportation and other services to Spectra Energy and their subsidiaries. Management anticipates continuing to purchase and sell commodities and provide services to Spectra Energy in the ordinary course of business.
     Included in the consolidated balance sheet in accounts receivable—affiliates as of December 31, 2008 are insurance recovery receivables of approximately $13 million.
     During the second quarter of 2008, DCP Partners entered into a propane supply agreement with Spectra Energy. This agreement, effective May 1, 2008 and terminating April 30, 2014, provides DCP Partners propane supply at their marine terminal for up to approximately 120 million gallons of propane annually. This contract replaces the supply provided under a contract with a third party that was terminated during the first quarter of 2008.
Transactions with other unconsolidated affiliates
     We sell a portion of our residue gas and NGLs to, purchase natural gas and other petroleum products from, and provide gathering and transportation services to, unconsolidated affiliates. We anticipate continuing to purchase and sell commodities and provide services to unconsolidated affiliates in the ordinary course of business.
4. Inventories
     Inventories were as follows:

December 31,
2008
(millions)
Natural gas held for resale	$7
NGLs	36

Total inventories	$43

5. Property, Plant and Equipment
     Property, plant and equipment by classification was as follows:

	Depreciable	December 31,
	Life	2008
		(millions)
Gathering	15 - 30 years	$3,633
Processing	25 - 30 years	2,134
Transportation	25 - 30 years	1,329
Underground storage	20 - 50 years	141
General plant	3 - 5 years	219
Construction work in progress		367

		7,823
Accumulated depreciation		(2,987)

Property, plant and equipment, net		$4,836

     Interest capitalized on construction projects in 2008 was approximately $10 million. At December 31, 2008, we had non-cancelable purchase obligations of approximately $83 million for capital projects anticipated to be completed in 2009.

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008
     DCP Partners leases one of the MPP transmission pipelines to a third party under a long-term contract. The carrying value of the pipeline is approximately $23 million, with accumulated depreciation of less than $1 million. Minimum future non-cancelable rental payments are as follows:

(millions)
2009	$3
2010	3
2011	3
2012	3
2013	2
Thereafter	21

Total	$35

6. Goodwill and Intangible Assets
     The changes in carrying amount of goodwill are as follows:

December 31,
2008
(millions)
Goodwill, beginning of period	$556
Acquisitions	9

Goodwill, end of period	$565

     Goodwill increased by $6 million during 2008 as a result of the amount that we recognized in connection with our acquisition of MPP, and by $3 million for the final purchase price allocation for the MEG acquisition.
     We perform an annual goodwill impairment test, and update the test during interim periods if events or circumstances occur that would more likely than not reduce the fair value of a reporting unit below its carrying amount. We use a discounted cash flow analysis supported by market valuation multiples to perform the assessment. Key assumptions in the analysis include the use of an appropriate discount rate, estimated future cash flows and an estimated run rate of general and administrative costs. In estimating cash flows, we incorporate current market information, as well as historical and other factors, into our forecasted commodity prices. Our annual goodwill impairment test, as of August 31, 2008 indicated that our reporting units’ fair values exceed their carrying or book values. Accordingly, no impairment of goodwill is indicated. During the fourth quarter of 2008, as a result of the decline in the unit price of DCP Partners’ units on the New York Stock Exchange, we updated our fair value analysis of the DCP Partners’ reporting unit using current marketplace assumptions and concluded that the carrying value of the goodwill associated with these units is recoverable. However, given the current volatility in the market, as well as volatile commodity prices, we will continue to monitor the recoverability of such amounts. Continued volatility and marketplace activity may alter our conclusion in the future, and could result in the recognition of an impairment charge.
     Intangible assets consist primarily of customer contracts and related relationships, including commodity purchase, transportation and processing contracts. The gross carrying amount and accumulated amortization for intangible assets are as follows:

December 31,
2008
(millions)
Gross carrying amount	$426
Accumulated amortization	(107)

Intangible assets, net	$319

     Intangible assets increased by $20 million in 2008 as a result of the MPP acquisition. The remaining amortization periods range from less than one year to 25 years, with a weighted average remaining period of approximately 21 years.

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008
     Estimated amortization for these contracts for the next five years and thereafter is as follows as of December 31, 2008:

Estimated Amortization
(millions)
2009	$21
2010	21
2011	20
2012	20
2013	20
Thereafter	217

Total	$319

7. Investments in Unconsolidated Affiliates
     We have investments in the following unconsolidated affiliates accounted for using the equity method:

	2008	December 31,
	Ownership	2008
		(millions)
Discovery Producer Services LLC	40.00%	$105
Main Pass Oil Gathering Company	66.67%	43
Mont Belvieu I	20.00%	11
Sycamore Gas System General Partnership	48.45%	10
Other unconsolidated affiliates	Various	10

Total investments in unconsolidated affiliates		$179

     Discovery Producer Services LLC — Discovery operates a cryogenic natural gas processing plant near Larose, Louisiana, a natural gas liquids fractionator plant near Paradis, Louisiana with a design capacity of 600 MMcf/d and approximately 280 miles of pipe, and several onshore laterals expanding their presence in the Gulf. The deficit between the carrying amount of the investment and the underlying equity of Discovery of $40 million at December 31, 2008, is associated with, and is being depreciated over the life of, the underlying long-lived assets of Discovery.
     Main Pass Oil Gathering Company — In December 2006, we acquired an additional 33.33% interest in Main Pass, a joint venture whose primary operation is a crude oil gathering pipeline system in the Main Pass East and Viosca Knoll Block areas in the Gulf of Mexico. We now own 66.67% of Main Pass with one other partner. Since Main Pass is not a variable interest entity, and we do not have the ability to exercise control, we continue to account for Main Pass under the equity method. The excess of the carrying amount of the investment over the underlying equity of Main Pass of $11 million at December 31, 2008, is associated with, and is being depreciated over the life of, the underlying long-lived assets of Main Pass.
     Mont Belvieu I — Mont Belvieu I owns a 150 MBbl/d fractionation facility in the Mont Belvieu, Texas Market Center. The deficit between the carrying amount of the investment and the underlying equity of Mont Belvieu I of $9 million at December 31, 2008, is associated with, and is being depreciated over the life of, the underlying long-lived assets of Mont Belvieu I.
     Sycamore Gas System General Partnership — Sycamore Gas System General Partnership, or Sycamore, is a partnership formed for the purpose of constructing, owning and operating a gas gathering and compression system in Carter County, Oklahoma. The excess of the carrying amount of the investment over the underlying equity of Sycamore of $6 million at December 31, 2008 is associated with, and is being depreciated over the life of, the underlying long-lived assets of Sycamore.

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008
     The following summarizes combined balance sheet information of unconsolidated affiliates:

December 31,
2008
(millions)
Balance sheet:
Current assets	$86
Long-term assets	542
Current liabilities	(60)
Long-term liabilities	(26)

Net assets	$542

8. Fair Value Measurement
Determination of Fair Value
     Below is a general description of our valuation methodologies for derivative financial assets and liabilities, as well as short term and restricted investments, which are measured at fair value. Fair values are generally based upon quoted market prices, where available. In the event that listed market prices or quotes are not available, we determine fair value based upon a market quote, adjusted by other market-based or independently sourced market data such as historical commodity volatilities, crude oil future yield curves, and/or counterparty specific considerations. These adjustments result in a fair value for each asset or liability under an “exit price” methodology, in line with how we believe a marketplace participant would value that asset or liability. These adjustments may include amounts to reflect counterparty credit quality, the effect of our own creditworthiness, the time value of money, and/or liquidity of the market.
•	Counterparty credit valuation adjustments are necessary when the market price of an instrument is not indicative of the fair value as a result of the credit quality of the counterparty. Generally, market quotes assume that all counterparties have near zero, or low, default rates and have equal credit quality. Therefore, an adjustment may be necessary to reflect the credit quality of a specific counterparty to determine the fair value of the instrument. We record counterparty credit valuation adjustments on all derivatives that are in a net asset position as of the measurement date in accordance with our established counterparty credit policy, which takes into account any collateral margin that a counterparty may have posted with us.

•	Entity valuation adjustments are necessary to reflect the effect of our own credit quality on the fair value of our net liability position with each counterparty. This adjustment takes into account any credit enhancements, such as collateral margin that we may have posted with a counterparty, as well as any letters of credit that we have provided. The methodology to determine this adjustment is consistent with how we evaluate counterparty credit risk, taking into account our own credit rating, current credit spreads, as well as any change in such spreads since the last measurement date.

•	Liquidity valuation adjustments are necessary when we are not able to observe a recent market price for financial instruments that trade in less active markets, for the fair value to reflect the cost of exiting the position. Exchange traded contracts are valued at market value without making any additional valuation adjustments and, therefore, no liquidity reserve is applied. For contracts other than exchange traded instruments, we mark our positions to the midpoint of the bid/ask spread, and record a liquidity reserve based upon our total net position. We believe that such practice results in the most reliable fair value measurement as viewed by a market participant.
     We manage our derivative instruments on a portfolio basis and the valuation adjustments described above are calculated on this basis. We believe that the portfolio level approach represents the highest and best use for these assets as there are benefits inherent in naturally offsetting positions within the portfolio at any given time, and this approach is consistent with how a market participant would view and value the assets. Although we take a portfolio approach to managing these assets/liabilities, in order to reflect the fair value of any one individual contract within the portfolio, we allocate all valuation adjustments down to the contract level; to the extent deemed necessary, based upon either the notional contract volume, or the contract value, whichever is more applicable.
     The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While we believe that our valuation methods are appropriate and consistent with other marketplace participants,

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008
we recognize that the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. We review our fair value policies on a regular basis, taking into consideration changes in the marketplace and, if necessary, will adjust our policies accordingly. See Note 12, Risk Management and Hedging Activities, Credit Risk and Financial Instruments.
Valuation Hierarchy
     Our fair value measurements are grouped into a three-level valuation hierarchy. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows.
•	Level 1 — inputs are unadjusted quoted prices for identical assets or liabilities in active markets.

•	Level 2 — inputs include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 — inputs are unobservable and considered significant to the fair value measurement.
     A financial instrument’s categorization within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Following is a description of the valuation methodologies used as well as the general classification of such instruments pursuant to the hierarchy.
Commodity Derivative Assets and Liabilities
     We enter into a variety of derivative financial instruments, which may include exchange traded instruments (such as New York Mercantile Exchange, or NYMEX, crude oil, or natural gas futures) or over the counter instruments, or OTC, instruments (such as natural gas contracts, crude oil or NGL swaps). The exchange traded instruments are generally executed on the NYMEX exchange with a highly rated broker dealer serving as the clearinghouse for individual transactions.
     Our activities expose us to varying degrees of commodity price risk exposure. To mitigate a portion of this risk, and to manage commodity price risk related primarily, to owned natural gas storage and pipeline assets we engage in natural gas asset based trading and marketing, we may enter into natural gas and crude oil derivatives to lock in a specific margin when market conditions are favorable. A portion of this may be accomplished through the use of exchange traded derivative contracts. Such instruments are generally classified as Level 1 since the value is equal to the quoted market price of the exchange traded instrument as of our balance sheet date, and no adjustments are required. Depending upon market conditions and our strategy we may enter into exchange traded derivative positions with a significant time horizon to maturity. Although such instruments are exchange traded, market prices may only be readily observable for a portion of the duration of the instrument. In order to calculate the fair value of these instruments, readily observable market information is utilized to the extent that it is available; however, in the event that readily observable market data is not available, we may interpolate based upon observable data. In instances where we utilize an interpolated value, and it is considered significant to the valuation of the contract as a whole, we would classify the instrument within Level 2. In certain limited instances, we may extrapolate based upon the last readily observable data, developing our own expectation of fair value. To the extent that we have utilized extrapolated data, and it is considered significant to the valuation of the contract as a whole, we would classify the instrument within Level 3.
     We also engage in the business of trading energy related products and services, which expose us to market variables and commodity price risk. We may enter into physical contracts or financial instruments with the objective of realizing a positive margin from the purchase and sale of these commodity-based instruments. We may enter into derivative instruments for NGLs or other energy related products, primarily using the OTC derivative instrument markets, which may not be as active and liquid as exchange traded instruments. Market quotes for such contracts may only be available for short dated positions (up to six months), and a market itself may not exist beyond such time horizon. Contracts entered into with a relatively short time horizon for which prices are readily observable in the OTC market, are generally classified within Level 2. Contracts with a longer time horizon, for which we internally generate a forward curve to value such instruments, are generally classified within Level 3. The internally generated curve may utilize a variety of assumptions including, but not limited to, historical and future expected correlation of NGL prices to crude oil, the knowledge of expected supply sources coming on line, expected weather trends within certain regions of the United States, and the future expected demand for NGLs.
     Each instrument is assigned to a level within the hierarchy at the end of each financial quarter depending upon the extent to which the valuation inputs are observable. Generally, an instrument will move toward a level within the hierarchy that requires a lower

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008
degree of judgment as the time to maturity approaches, and as the markets in which the asset trades will likely become more liquid and prices more readily available in the market, thus reducing the need to rely upon our internally developed assumptions. However, the level of a given instrument may change, in either direction, depending upon market conditions and the availability of market observable data.
Interest Rate Derivative Assets and Liabilities
     We have interest rate swap agreements as part of our overall capital strategy. These instruments effectively exchange a portion of our floating rate debt for fixed rate debt or our fixed rate debt for floating rate debt, and are held with major financial institutions, which are expected to fully perform under the terms of our agreements. The swaps are generally priced based upon a United States Treasury instrument with similar characteristics, adjusted by the credit spread between our company and the United States Treasury instrument. Given that a significant portion of the swap value is derived from the credit spread, which may be observed by comparing similar assets in the market, these instruments are classified as Level 2. Default risk on either side of the swap transaction is also considered in the valuation. We record counterparty credit, our entity valuation, as well as liquidity reserves in the valuation of our interest rate swaps; however, these reserves are not considered to be a significant input to the overall valuation.
Restricted Investments
     We are required to post collateral to secure the term loan portion of DCP Partners’ credit facility, and may elect to invest a portion of our available cash balances in various financial instruments such as commercial paper, money market instruments and highly rated debt securities that have stated maturities of 20 years or more, which are categorized as available-for-sale securities. The money market instruments are generally priced at acquisition cost, plus accreted interest at the stated rate, which approximates fair value, without any additional adjustments. However, given that there is no observable exchange traded market for identical money market securities, we have classified these instruments within Level 2. Investments in commercial paper and highly rated debt securities are priced using a yield curve for similarly rated instruments, and are classified within Level 2. As of December 31, 2008, nearly all of our restricted investments were held in the form of money market securities. By virtue of our balances in these funds on September 19, 2008, all of these investments are eligible for, and the funds are participating in, the U.S. Treasury Department’s Guarantee Program for Money Market Funds.

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008
     The following table presents the financial instruments carried at fair value as of December 31, 2008, by consolidated balance sheet caption and by valuation hierarchy, as described above:

		Internal	Internal
	Quoted	Models With	Models With
	Market Prices	Significant	Significant
	in Active	Observable	Unobservable	Total
	Markets	Market Inputs	Market Inputs	Carrying
	(Level 1)	(Level 2)	(Level 3)	Value
	(millions)
Current assets:
Commodity derivative instruments (a)	$34	$175	$210	$419
Available-for-sale securities (b)	$—	$15	$—	$15

Long-term assets:
Commodity derivative instruments (c)	$61	$36	$22	$119
Restricted investments	$—	$60	$—	$60

Current liabilities (d):
Commodity derivative instruments	$(79)	$(145)	$(155)	$(379)
Interest rate instruments	$—	$(19)	$—	$(19)

Long-term liabilities (e):
Commodity derivative instruments	$(8)	$(6)	$(44)	$(58)
Interest rate instruments	$—	$(23)	$—	$(23)

(a)	Included in current unrealized gains on derivative instruments in our consolidated balance sheet.

(b)	Included in cash and cash equivalents in our consolidated balance sheet.

(c)	Included in long-term unrealized gains on derivative instruments in our consolidated balance sheet.

(d)	Included in current unrealized losses on derivative instruments in our consolidated balance sheet.

(e)	Included in long-term unrealized losses on derivative instruments in our consolidated balance sheet.
Changes in Level 3 Fair Value Measurements
     The table below illustrates a rollforward of the amounts included in our consolidated balance sheet for derivative financial instruments that we have classified within Level 3. The determination to classify a financial instrument within Level 3 is based upon the significance of the unobservable factors used in determining the overall fair value of the instrument. Since financial instruments classified as Level 3 typically include a combination of observable components (that is, components that are actively quoted and can be validated to external sources) and unobservable components, the gains and losses in the table below may include changes in fair value due in part to observable market factors, or changes to our assumptions on the unobservable components. Depending upon the information readily observable in the market, and/or the use of unobservable inputs, which are significant to the overall valuation, the classification of any individual financial instrument may differ from one measurement date to the next. In the event that there is a movement to/from the classification of an instrument as Level 3, we have reflected such items in the table below within the “Transfers In/Out of Level 3” caption.

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008
     We manage our overall risk at the portfolio level, and in the execution of our strategy, we may use a combination of financial instruments, which may be classified within any level. Since Level 1 and Level 2 risk management instruments are not included in the rollforward below, the gains or losses in the table do not reflect the effect of our total risk management activities.

		Net Realized and
		Unrealized		Purchases,
	Balance at	Gains (Losses)	Transfers	Issuances and	Balance at
	December 31,	Included in	In/Out of	Settlements,	December 31,
	2007	Earnings	Level 3 (a)	Net	2008
Commodity derivative instruments:
Current assets	$125	$143	$—	$(58)	$210
Long-term assets	$21	$2	$(1)	$—	$22
Current liabilities	$(112)	$(101)	$—	$58	$(155)
Long-term liabilities	$(11)	$(33)	$—	$—	$(44)

(a)	Amounts transferred in are reflected at fair value as of the end of the period and amounts transferred out are reflected at fair value at the beginning of the period.
9. Estimated Fair Value of Financial Instruments
     We have determined the following fair value amounts using available market information and appropriate valuation methodologies. Considerable judgment is required, however, in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts.
     The fair value of short-term investments, restricted investments, accounts receivable, accounts payable and short-term borrowings are not materially different from their carrying amounts because of the short-term nature of these instruments or the stated rates approximating market rates. Unrealized gains and unrealized losses on mark-to-market and hedging instruments are carried at fair value.
     The estimated fair values of current debt, including current maturities of long-term debt, and long-term debt, with the exception of DCP Partners’ long-term debt, are determined by prices obtained from market quotes. The carrying value of DCP Partners’ long-term debt approximates fair value, as the interest rate is variable and reflects current market conditions. The estimated fair value of long-term debt was $3,286 as of December 31, 2008.
10. Asset Retirement Obligations
     Our asset retirement obligations relate primarily to the retirement of various gathering pipelines and processing facilities, obligations related to right-of-way easement agreements, and contractual leases for land use. We recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred, if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset. This additional carrying amount is then depreciated over the life of the asset. The liability increases due to the passage of time based on the time value of money until the obligation is settled.
     We identified various assets as having an indeterminate life, for which there is no requirement to establish a fair value for future retirement obligations associated with such assets. These assets include certain pipelines, gathering systems and processing facilities. A liability for these asset retirement obligations will be recorded only if and when a future retirement obligation with a determinable life is identified. These assets have an indeterminate life because they are owned and will operate for an indeterminate future period when properly maintained. Additionally, if the portion of an owned plant containing asbestos were to be modified or dismantled, we would be legally required to remove the asbestos. We currently have no plans to take actions that would require the removal of the asbestos in these assets. Accordingly, the fair value of the asset retirement obligation related to this asbestos cannot be estimated and no obligation has been recorded.

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008
     The asset retirement obligation is adjusted each quarter for any liabilities incurred or settled during the period, accretion expense and any revisions made to the estimated cash flows. The following table summarizes changes in the asset retirement obligation, included in other long-term liabilities in the consolidated balance sheet:

December 31,
2008
(millions)
Balance, beginning of period	$59
Accretion expense	5
Liabilities incurred	5
Liabilities settled	(1)

Balance, end of period	$68

11. Financing
     Long-term debt was as follows:

December 31,
2008
(millions)
Debt securities:
Issued August 2000, interest at 7.875% payable semiannually, due August 2010	$800
Issued January 2001, interest at 6.875% payable semiannually, due February 2011	250
Issued November 2008, interest at 9.700% payable semiannually, due December 2013	250
Issued October 2005, interest at 5.375% payable semiannually, due October 2015	200
Issued August 2000, interest at 8.125% payable semiannually, due August 2030 (a)	300
Issued October 2006, interest at 6.450% payable semiannually, due November 2036	300
Issued September 2007, interest at 6.750% payable semiannually, due September 2037	450
DCP Midstream’s credit facility revolver, weighted-average interest rate of 2.69%, due April 2012	360
DCP Partners’ credit facility revolver, weighted-average interest rate of 2.08%, due June 2012 (b)	596
DCP Partners’ credit facility term loan, interest rate of 1.54%, due June 2012 (c)	60
Fair value adjustments related to interest rate swap fair value hedges (a)	43
Unamortized discount	(7)

Long-term debt	$3,602

(a)	The swaps associated with this debt were terminated in December 2008. The remaining fair value adjustments of $43 million related to the swaps will be amortized as a reduction to interest expense through the maturity date of the debt.

(b)	$575 million of debt has been swapped to a fixed rate obligation with effective fixed rates ranging from 2.26% to 5.19%, for a net effective rate of 4.48% on the $596 million of outstanding debt under the DCP Partners revolving credit facility as of December 31, 2008.

(c)	The term loan facility is fully secured by restricted investments.

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008
     Approximate future maturities of long-term debt in the year indicated are as follows at December 31, 2008:

Debt Maturities
(millions)
2010	$800
2011	250
2012	1,016
2013	250
Thereafter	1,250

3,566
Unamortized discount	(7)
Fair value adjustments related to interest rate swap fair value hedges	43

Long-term debt	$3,602

     Debt Securities — In November 2008, we issued $250 million principal amount of 9.70% Senior Notes due 2013, or the 9.70% Notes, for proceeds of approximately $248 million, net of related offering costs. The 9.70% Notes mature and become due and payable on December 1, 2013. We will pay interest semiannually on June 1 and December 1 of each year, beginning June 1, 2009. We used $200 million of the proceeds of this offering to pay down our 364-day agreement that we entered into in April 2008 and the remainder was used for general corporate purposes.
     In September 2007, we issued $450 million principal amount of 6.75% Senior Notes due 2037, or the 6.75% Notes, for proceeds of approximately $444 million, net of related offering costs. The 6.75% Notes mature and become due and payable on September 15, 2037. We pay interest semiannually on March 15 and September 15 of each year.
     The debt securities mature and become payable on the respective due dates, and are not subject to any sinking fund provisions. Interest is payable semiannually. The debt securities are unsecured and are redeemable at our option.
     DCP Midstream’s Credit Facilities with Financial Institutions — We have a $450 million revolving credit facility, or the Facility, which is used to support our commercial paper program, and for working capital and other general corporate purposes. Any outstanding borrowings under the Facility at maturity may, at our option, be converted into an unsecured one-year term loan. The Facility may be used for letters of credit. As of December 31, 2008 there were borrowings of $360 million outstanding under the Facility and available capacity of $82 million. There was no commercial paper outstanding as of December 31, 2008. As of December 31, 2008, there were approximately $8 million in letters of credit outstanding. During 2008, total outstanding indebtedness under the Facility, including borrowings and drawn letters of credit issued under the Facility, was not less than $0 and did not exceed $360 million. The weighted average indebtedness outstanding under the Facility was $54 million for 2008.
     Indebtedness under the Facility bears interest at a rate equal to, at our option and based on our current debt rating, either: (1) London Interbank Offered Rate, or LIBOR, plus 0.23% per year for the initial 50% usage or LIBOR plus 0.28% per year if usage is greater than 50%; or (2) the higher of (a) the Wachovia Bank prime rate per year and (b) the Federal Funds rate plus 0.5% per year. The Facility incurs an annual facility fee of 0.07% based on our credit rating on the drawn and undrawn portions.
     In November 2008, we entered into a $350 million revolving credit facility agreement, or the $350 Million Facility, which matures in November 2009. The $350 Million Facility may be used to support our commercial paper program, for working capital requirements and for other general corporate purposes. As of December 31, 2008, there were no borrowings under the $350 Million Facility.
     Indebtedness under the $350 Million Facility bears interest at a rate equal to, at our option and based on our debt rating at December 31, 2008, (1) the higher of (a) Citibank’s prime rate per year, (b) the Federal Funds rate plus 0.5% per year, or (c) LIBOR plus 2.125% per year, with an increase of 0.25% per quarter, up to 3.125% or (2) LIBOR plus 2.125% per year, with an increase of 0.25% per quarter, up to 3.125%. The $350 Million Facility incurs an annual facility fee of 0.625% based on our current debt rating plus (a) 0.0% to 0.75%, escalating 0.25% quarterly, on the undrawn portions; and (b) 0.5% to 1.75%, escalating quarterly, on the drawn portions.
     In April 2008, we entered into a $300 million 364-day credit agreement, which was fully funded in April 2008, matures in April 2009 and is included within short-term borrowings in the consolidated balance sheet. The proceeds were used to partially fund the

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008
April 2008 dividend to our parents and the debt bears interest at a rate equal to, at our option and based on our debt rating at December 31, 2008, either (1) LIBOR, plus 0.75% per year or (2) the higher of (a) the Federal Funds Rate in effect on such day plus 0.5% per year or (b) the JPMorgan Chase Bank prime rate per year. As of December 31, 2008 the outstanding balance under the 364-day agreement was $100 million and is classified in short-term borrowings in the accompanying consolidated balance sheet as of December 31, 2008.
     The Facility, the $350 Million Facility and the 364-day credit agreement each require that we maintain a consolidated leverage ratio (the ratio of consolidated indebtedness to consolidated EBITDA, in each case as is defined by these agreements) of not more than 5.0 to 1.0 and on a temporary basis for not more than three consecutive quarters following the consummation of qualifying asset acquisitions (as defined by the agreements) of not more than 5.5 to 1.0. Prior to being amended in April 2008, the Facility required that we maintain a debt to total capitalization ratio of less than or equal to 60%.
     DCP Midstream Partners’ Credit Facilities with Financial Institutions — On June 21, 2007, DCP Partners entered into the Amended and Restated Credit Agreement that matures on June 21, 2012, or the DCP Partners’ Credit Agreement, which replaced the existing credit agreement, and consists of a total credit facility of $850 million, including a $790 million revolving credit facility and a $60 million term loan facility as of December 31, 2008. At December 31, 2008 DCP Partners had less than $1 million of letters of credit outstanding under the DCP Partners’ Credit Agreement. As of December 31, 2008 the available capacity under the revolving credit facility was $172 million. The $172 million available capacity at December 31, 2008 is net of approximately $22 million non-participation by Lehman Brothers as discussed below. Outstanding balances under the term loan facility are fully collateralized by investments in high-grade securities, which are classified as restricted investments in the accompanying consolidated balance sheet as of December 31, 2008. During 2008, total outstanding indebtedness under the DCP Partners’ Credit Agreement ranged from $630 million to $735 million. The weighted average total indebtedness outstanding under the DCP Partners’ Credit Agreement was approximately $664 million for the year ended December 31, 2008.
     Under the DCP Partners’ Credit Agreement, indebtedness under the revolving credit facility bears interest at either: (1) the higher of Wachovia Bank’s prime rate or the federal funds rate plus 0.50%; or (2) LIBOR plus an applicable margin, which ranges from 0.23% to 0.575% dependent upon the leverage level or credit rating. The revolving credit facility incurs an annual facility fee of 0.07% to 0.175% depending on the applicable leverage level or debt rating. This fee is paid on drawn and undrawn portions of the revolving credit facility. The term loan facility bears interest at a rate equal to; (1) LIBOR plus 0.10%; or (2) the higher of Wachovia Bank’s prime rate or the federal funds rate plus 0.50%.
     The DCP Partners’ Credit Agreement requires DCP Partners to maintain a leverage ratio (the ratio of consolidated indebtedness to consolidated EBITDA, in each case as is defined by the DCP Partners’ Credit Agreement) of not more than 5.0 to 1.0, and on a temporary basis for not more than three consecutive quarters (including the quarter in which such acquisition is consummated) following the consummation of qualifying asset acquisitions in the midstream energy business of not more than 5.5 to 1.0. The DCP Partners’ Credit Agreement also requires DCP Partners to maintain an interest coverage ratio (the ratio of consolidated EBITDA to consolidated interest expense, in each case as is defined by the DCP Partners’ Credit Agreement) of greater than or equal to 2.5 to 1.0 determined as of the last day of each quarter for the four-quarter period ending on the date of determination.
     Lehman Brothers Commercial Bank, or Lehman Brothers, is a lender under the DCP Partners’ Credit Agreement. Lehman Brothers has not funded its portion of DCP Partners’ borrowing requests since its bankruptcy, and it is uncertain whether it will participate in future borrowing requests. Accordingly, the availability of new borrowings under the DCP Partners’ Credit Agreement has been reduced by approximately $22 million as of December 31, 2008. If Lehman Brothers elects not to participate in the DCP Partners’ Credit Agreement, or does not transfer their commitment to another commercial lender under the credit facility, the availability will be reduced by up to an additional $3 million, for a total reduction of up to $25 million.
     Other Agreements — As of December 31, 2008, DCP Partners had an outstanding letter of credit with a counterparty to their commodity derivative instruments of $10 million, which reduces the amount of cash DCP Partners may be required to post as collateral. This letter of credit was issued directly by a financial institution and does not reduce the available capacity under the DCP Partners’ Credit Agreement.
     Other Financing — In March 2008, DCP Partners issued 4,250,000 common limited partner units at $32.44 per unit, and received proceeds of approximately $132 million, net of offering costs.

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008
12. Risk Management and Hedging Activities, Credit Risk and Financial Instruments
     The impact of our derivative activity on our results of operations and financial position is summarized below:

Year Ended
December 31,
2008
(millions)
Interest rate derivative instruments:
Losses reclassified from AOCI into earnings	$3
Commodity derivative activity:
Unrealized gains from derivative activity	$194
Realized (losses) from derivative activity	(93)

Total trading and marketing gains, net	$101

     For the year ended December 31, 2008, no derivative gains or losses were reclassified from AOCI to current period earnings as a result of the discontinuance of cash flow hedges related to certain forecasted transactions that are not probable of occurring.
     Commodity Price Risk — Our principal operations of gathering, processing, compression, transportation and storage of natural gas, and the accompanying operations of fractionation, transportation, gathering, treating, processing, storage and trading and marketing of NGLs create commodity price risk exposure due to market fluctuations in commodity prices, primarily with respect to the prices of NGLs, natural gas and crude oil. As an owner and operator of natural gas processing and other midstream assets, we have an inherent exposure to market variables and commodity price risk. The amount and type of price risk is dependent on the underlying natural gas contracts entered into to purchase and process natural gas. Risk is also dependent on the types and mechanisms for sales of natural gas and NGLs, and related products produced, processed, transported or stored.
     Energy Trading (Market) Risk — Certain of our subsidiaries are engaged in the business of trading energy related products and services, including managing purchase and sales portfolios, storage contracts and facilities, and transportation commitments for products. These energy trading operations are exposed to market variables and commodity price risk with respect to these products and services, and we may enter into physical contracts and financial instruments with the objective of realizing a positive margin from the purchase and sale of commodity-based instruments.
     Interest Rate Risk — We enter into debt arrangements that have either fixed or floating rates, therefore we are exposed to market risks related to changes in interest rates. We periodically use interest rate swaps to hedge interest rate risk associated with our debt. Our primary goals include (1) maintaining an appropriate ratio of fixed-rate debt to floating-rate debt; (2) reducing volatility of earnings resulting from interest rate fluctuations; and (3) locking in attractive interest rates based on historical rates.
     Credit Risk — Our principal customers range from large, natural gas marketing services to industrial end-users for our natural gas products and services, as well as large multi-national petrochemical and refining companies, to small regional propane distributors for our NGL products and services. Substantially all of our natural gas and NGL sales are made at market-based prices. Approximately 40% of our NGL production is committed to ConocoPhillips and CP Chem under an existing 15-year contract, which expires in 2015. This concentration of credit risk may affect our overall credit risk, in that these customers may be similarly affected by changes in economic, regulatory or other factors. Where exposed to credit risk, we analyze the counterparties’ financial condition prior to entering into an agreement, establish credit limits and monitor the appropriateness of these limits on an ongoing basis. We may use various master agreements that include language giving us the right to request collateral to mitigate credit exposure. The collateral language provides for a counterparty to post cash or letters of credit for exposure in excess of the established threshold. The threshold amount represents an open credit limit, determined in accordance with our credit policy. The collateral language also provides that the inability to post collateral is sufficient cause to terminate a contract and liquidate all positions. In addition, our master agreements and our standard gas and NGL sales contracts contain adequate assurance provisions, which allow us to suspend deliveries and cancel agreements, or continue deliveries to the buyer after the buyer provides security for payment in a satisfactory form.

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008
     As of December 31, 2008, we held cash deposits of $26 million included in other current liabilities and letters of credit of $163 million from counterparties to secure their future performance under financial or physical contracts. We had cash deposits with counterparties of $42 million, included in other current assets, to secure our obligations to provide future services or to perform under financial contracts. As of December 31, 2008, DCP Partners had no cash collateral posted with counterparties to their commodity derivative instruments. As of December 31, 2008, DCP Partners had an outstanding letter of credit with a counterparty to its commodity derivative instruments of $10 million. This letter of credit was issued directly by a financial institution and does not reduce the available capacity under the DCP Partners’ Credit Agreement. This letter of credit reduces the amount of cash DCP Partners may be required to post as collateral. Collateral amounts held or posted may be fixed or may vary, depending on the value of the underlying contracts, and could cover normal purchases and sales, trading and hedging contracts. In many cases, we and our counterparties publicly disclose credit ratings, which may impact the amounts of collateral requirements.
     Physical forward contracts and financial derivatives are generally cash settled at the expiration of the contract term. These transactions are generally subject to specific credit provisions within the contracts that would allow the seller, at its discretion, to suspend deliveries, cancel agreements or continue deliveries to the buyer after the buyer provides security for payment satisfactory to the seller.
     Commodity Derivative Activity — Our operations of gathering, processing, and transporting natural gas, and the related operations of transporting and marketing of NGLs create commodity price risk due to market fluctuations in commodity prices, primarily with respect to the prices of NGLs, natural gas and crude oil.
     We manage our commodity derivative activities in accordance with our risk management policy, which limits exposure to market risk and requires regular reporting to management of potential financial exposure.
     Commodity Cash Flow Protection Activities — DCP Partners uses natural gas and crude oil swaps and option contracts to mitigate the risk of market fluctuations in the price of NGLs, natural gas and condensate. Prior to July 1, 2007, the effective portion of the change in fair value of a derivative designated as a cash flow hedge was accumulated in AOCI. During the period in which the hedged transaction impacted earnings, amounts in AOCI associated with the hedged transaction were reclassified to the consolidated statements of operations and comprehensive income in the same accounts as the item being hedged.
     Effective July 1, 2007, we elected to discontinue using the hedge method of accounting for derivatives associated with managing DCP Partners’ commodity price risk. As a result, the remaining net loss deferred in AOCI at that time is being reclassified to sales of natural gas and petroleum products through December 2011, as the derivative transactions impact earnings. Subsequent to July 1, 2007, the changes in fair value of these financial derivatives are included in trading and marketing gains and losses in the consolidated statements of operations and comprehensive income. The agreements are with major financial institutions, which are expected to fully perform under the terms of the agreements.
     As of December 31, 2008, DCP Partners has mitigated a portion of their expected natural gas and condensate commodity price risk associated with the equity volumes from their gathering and processing operations through 2013 with natural gas, NGL and crude oil derivatives.
     Commodity Cash Flow Hedges — During 2008, we executed a series of derivative financial instruments, which have been designated as cash flow hedges of the price risk associated with forecasted purchases of natural gas in 2010. For the year ended December 31, 2008, amounts recognized as comprehensive income in the consolidated statements of operations and comprehensive income for changes in the fair value of these hedge instruments were not significant. Amounts recognized for the effects of any ineffectiveness were also not significant. No amounts were reclassified to the consolidated statements of operations and comprehensive income as a result of settlements and no derivative gains or losses were reclassified from AOCI to current period earnings as a result of the change in probability of forecasted transactions occurring. The deferred balance in AOCI was a loss of approximately $1 million at December 31, 2008. Amounts expected to be reclassified from AOCI into earnings during the next 12 months are not significant. Due to the volatility of the interest rate markets, the corresponding value in AOCI is subject to change prior to its reclassification into earnings.
     Commodity Fair Value Hedges — Historically, we used fair value hedges to mitigate risk to changes in the fair value of an asset or a liability (or an identified portion thereof) that is attributable to fixed price risk. We may hedge producer price locks (fixed price gas purchases) and market locks (fixed price gas sales) to reduce our cash flow exposure to fixed price risk via swapping the fixed price risk for a floating price position (New York Mercantile Exchange or index based).

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008
     Normal Purchases and Normal Sales — If a contract qualifies and is designated as a normal purchase or normal sale, no recognition of the contract’s fair value in the consolidated financial statements is required until the associated delivery period impacts earnings. We have applied this accounting election for contracts involving the purchase or sale of commodities in future periods, as well as select operating expense contracts.
     Commodity Derivatives — Trading and Marketing — Our trading and marketing program is designed to realize margins related to fluctuations in commodity prices and basis differentials, and to maximize the value of certain storage and transportation assets. Certain of our subsidiaries are engaged in the business of trading energy related products and services including managing purchase and sales portfolios, storage contracts and facilities, and transportation commitments for products. These energy trading operations are exposed to market variables and commodity price risk with respect to these products and services, and may enter into physical contracts and financial instruments with the objective of realizing a positive margin from the purchase and sale of commodity-based instruments. We manage our trading and marketing portfolio with strict policies, which limit exposure to market risk, and require daily reporting to management of potential financial exposure. These policies include statistical risk tolerance limits using historical price movements to calculate daily value at risk.
     Interest Rate Cash Flow Hedges — DCP Partners mitigates a portion of their interest rate risk with interest rate swaps, which reduce the exposure to market rate fluctuations by converting variable interest rates to fixed interest rates. These interest rate swaps convert the interest rate associated with an aggregate of $575 million of the variable rate exposure to a fixed rate obligation. All interest rate swap agreements have been designated as cash flow hedges, and effectiveness is determined by matching the principal balance and terms with that of the specified obligation. The effective portions of changes in fair value are recognized in AOCI in the consolidated balance sheet. As of December 31, 2008, $5 million of deferred net losses on derivative instruments in AOCI are expected to be reclassified into earnings during the next 12 months as the hedged transactions impact earnings however, due to the volatility of the interest rate markets, the corresponding value in AOCI is subject to change prior to its reclassification into earnings. Ineffective portions of changes in fair value are recognized in earnings. Under the terms of the interest rate swap agreements, we pay fixed rates ranging from 2.26% to 5.19% and receive interest payments based on the three-month LIBOR. The differences to be paid or received under the interest rate swap agreements are recognized as an adjustment to interest expense. The agreements are with major financial institutions, which are expected to fully perform under the terms of the agreements.
     Prior to issuing fixed rate debt in August 2000, we entered into, and terminated, treasury locks and interest rate swaps to lock in the interest rate prior to it being fixed at the time of debt issuance. The losses realized on these agreements, which were terminated in 2000, are deferred in AOCI and amortized against interest expense over the life of the respective debt. The amount amortized to interest expense during the year ended December 31, 2008 was $1 million. The deferred balance was a loss of $4 million at December 31, 2008. Approximately $1 million of deferred net losses related to these instruments in AOCI are expected to be reclassified into earnings during the next 12 months as the underlying hedged interest expense transaction occurs.
     Interest Rate Fair Value Hedges — We entered into interest rate swaps to convert $100 million of fixed-rate debt securities issued in August 2000 to floating rate debt. These interest rate fair value hedges were at a floating rate based on six-month LIBOR, which was re-priced semiannually through 2030. The swaps met conditions that permitted the assumption of no ineffectiveness. As such, for the life of the swaps no ineffectiveness was recognized. These swaps were terminated in December 2008 and we received cash of approximately $36 million net of a $7 million transaction fee. The remaining $43 million change in fair value of the underlying debt will be amortized as a reduction to interest expense through 2030.
13. Non-Controlling Interest
     Non-controlling interest represents the ownership interests of third-party entities in net assets of various equity method investments in consolidated affiliates, including ownership interest of DCP Partners’ public unitholders in net assets of DCP Partners through DCP Partners’ publicly traded common units, and in net assets of DCP East Texas Holdings, LLC, of which DCP Partners acquired a 25% equity interest in July 2007 as well as Collbran Valley Gas Gathering, which was acquired by DCP Partners in conjunction with the MEG acquisition in August 2007 and has a 30% non-controlling interest. Jackson Pipeline Company, LP was acquired by DCP Partners in conjunction with the MPP acquisition in October 2008 and has a 25% non-controlling interest. For financial reporting purposes, the assets and liabilities of these entities are consolidated with those of our own, with any third party and affiliate investors’ interest in our consolidated balance sheet amounts shown as non-controlling interest. Distributions to and contributions from non-controlling interests represent cash payments and cash contributions, respectively, from such third-party and affiliate investors.

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008
14. Equity-Based Compensation
     We recorded equity-based compensation benefit as follows, the components of which are further described below:

Year Ended
December 31,
2008
(millions)
DCP Partners’ Long-Term Incentive Plan (DCP Partners’ Plan)	$(1)

Duke Energy 1998 Plan and Spectra Energy Long-Term Incentive Plan	(1)

Total	$(2)

		Unrecognized
		Compensation			Weighted-
		Expense at			Average
	Vesting	December 31,	Estimated		Remaining
	Period	2008	Forfeiture		Vesting
	(years)	(millions)	Rate		(years)
DCP Midstream’s 2006 Plan:
Relative Performance Units (RPUs)	8	$—	72	%(a)	5
Strategic Performance Units (SPUs)	3	$2	22	%(a)	1
Phantom Units	5	$2	23	%(a)	2
DCP Partners’ Phantom Units	3	$—	22	%(a)	—
DCP Partners’ Plan:
Performance Units	3	$—	50%		1
Phantom Units	0.5/3	$—	0%		—
Restricted Phantom Units	3	$—	50%		2
Duke Energy’s 1998 Plan and Spectra Energy’s 2007 LTIP Plan:
Stock Options (no activity in 2007 or 2008)	0-10	$—	NA		—
Stock Based Performance Awards	3	$—	6%		—
Phantom Awards	1-5	$—	6%		1
Other Stock Awards	1-5	$—	NA		—

(a)	Weighted-average estimated forfeiture rate
     DCP Midstream, LLC Long-Term Incentive Plan, or 2006 Plan — Under our 2006 Long Term Incentive Plan, or 2006 Plan, equity instruments may be granted to our key employees. The 2006 Plan provides for the grant of Relative Performance Units, or RPUs, Strategic Performance Units, or SPUs, and Phantom Units. The RPUs, SPUs and Phantom Units consist of a notional unit based on the value of common shares or units of ConocoPhillips, Duke Energy, Spectra Energy and DCP Partners. The weighting varies depending on when the units were granted. The DCP Partners’ Phantom Units constitute a notional unit equal to the fair value of DCP Partners’ common units. Each award provides for the grant of dividend or distribution equivalent rights, or DERs. The 2006 Plan is administered by the compensation committee of our board of directors. We first granted awards under the 2006 Plan during the second quarter of 2006. All awards are subject to cliff vesting.
     Relative Performance Units — The number of RPUs that will ultimately vest range from 0% to 200% of the outstanding RPUs, depending on the achievement of specified performance targets over a three year period ending in January 2009 and 2010, respectively, for units granted in 2006 and 2007. The final performance payout is determined by the compensation committee of our board of directors. After the performance period, vesting occurs over five years, at the end of which the value is based on the participant’s investment elections during the deferral period. The DERs will be paid in cash at the end of the performance period. The following tables presents information related to RPUs:

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008

			Measurement
		Grant Date	Date
		Weighted-	Weighted-
		Average Price	Average Price
	Units	Per Unit	Per Unit
Outstanding at January 1, 2008	62,167	$43.41
Forfeited	(5,850)	$43.36
Vested or paid in cash	(3,047)	$42.86

Outstanding at December 31, 2008	53,270	$43.44	$31.83

Expected to vest	26,892	$43.36	$32.06
     Strategic Performance Units —The number of SPUs that will ultimately vest range from 0% to 200% of the outstanding SPUs, depending on the achievement of specified performance targets over a three year period ending on December 31, 2008, 2009 and 2010, respectively, for units granted in 2006, 2007 and 2008. The final performance payout is determined by the compensation committee of our board of directors. The DERs will be paid in cash at the end of the performance period. The following tables presents information related to SPUs:

			Measurement
		Grant Date	Date
		Weighted-	Weighted-
		Average Price	Average Price
	Units	Per Unit	Per Unit
Outstanding at January 1, 2008	140,019	$43.49
Granted	112,930	$35.49
Forfeited	(14,617)	$41.86
Vested or paid in cash	(3,047)	$42.86

Outstanding at December 31, 2008	235,285	$39.76	$26.82

Expected to vest	166,879	$39.27	$26.46
     The estimate of RPUs and SPUs that are expected to vest is based on highly subjective assumptions that could potentially change over time, including the expected forfeiture rate and achievement of performance targets. Therefore the amounts of unrecognized compensation expense noted above does not necessarily represent the value that will ultimately be realized in our consolidated statements of operations and comprehensive income.

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008
     Phantom Units — The DERs are paid quarterly in arrears. The following table presents information related to Phantom Units:

			Measurement
		Grant Date	Date
		Weighted-	Weighted-
		Average Price	Average Price
	Units	Per Unit	Per Unit
Outstanding at January 1, 2008	33,800	$43.57
Granted	112,930	$35.49
Forfeited	(5,270)	$39.15

Outstanding at December 31, 2008	141,460	$37.39	$23.56

Expected to vest	115,334	$37.44	$23.80
     DCP Partners’ Phantom Units — The DERs are paid quarterly in arrears. The following table presents information related to the DCP Partners’ Phantom Units:

		Grant Date
		Weighted-	Measurement
		Average Price	Date Price Per
	Units	Per Unit	Unit
Outstanding at January 1, 2008	51,750	$34.33
Forfeited	(2,750)	$51.10

Outstanding at December 31, 2008	49,000	$33.39	$9.40

Expected to vest	48,750	$33.33	$9.40
     DCP Partners’ Long-Term Incentive Plan, or DCP Partners’ Plan — Under DCP Partners’ Long Term Incentive Plan, or DCP Partners’ Plan, which was adopted by DCP Midstream GP, LLC, equity instruments may be granted to key employees, consultants and directors of DCP Midstream GP, LLC and its affiliates who perform services for DCP Partners. The DCP Partners’ Plan provides for the grant of limited partner units, or LPUs, phantom units, unit options and substitute awards, and, with respect to unit options and phantom units, the grant of dividend equivalent rights, or DERs. Subject to adjustment for certain events, an aggregate of 850,000 common units may be delivered pursuant to awards under the DCP Partners’ Plan. Awards that are canceled, forfeited or withheld to satisfy DCP Midstream GP, LLC’s tax withholding obligations are available for delivery pursuant to other awards. The DCP Partners’ Plan is administered by the compensation committee of DCP Midstream GP, LLC’s board of directors. All awards are subject to cliff vesting, with the exception of the Phantom Units issued to the directors in conjunction with the initial public offering, which are subject to graded vesting provisions.
     Awards granted to directors and awards granted to employees in 2008 are accounted for as equity-based awards; all other awards are accounted for as liability awards.

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008
     Performance Units — The number of Performance Units that will ultimately vest range from 0% to 200% of the outstanding Performance Units, depending on the achievement of specified performance targets over three year performance periods. The final performance percentage payout is determined by the compensation committee of DCP Partners’ board of directors. The DERs will be paid in cash at the end of the performance period. The following table presents information related to the Performance Units:

		Grant Date	Measurement
		Weighted-	Date
		Average Price	Price
	Units	Per Unit	Per Unit
Outstanding at January 1, 2008	46,960	$32.93
Granted	17,085	$33.85
Forfeited	(12,025)	$32.42

Outstanding at December 31, 2008	52,020	$33.35	$9.40

Expected to vest (a)	45,350	$31.70	$9.40

(a)	Based on our December 31, 2008 estimated achievement of specified performance targets, the performance target for units that are expected to vest for units granted in 2008 is 100%, for units granted in 2007 is 102% and for units granted in 2006 is 150%. The estimated forfeiture rate for units granted in 2008 and 2007 is 50%, and for units granted in 2006 is 0%.
     The estimate of Performance Units that are expected to vest is based on highly subjective assumptions that could potentially change over time, including the expected forfeiture rate and achievement of performance targets. Therefore the amount of unrecognized compensation expense noted above does not necessarily represent the value that will ultimately be realized in our consolidated statements of operations and comprehensive income.
     Phantom Units — In conjunction with their initial public offering, in January 2006 DCP Partners awarded Phantom Units to key employees, and to directors who are not officers or employees of DCP Midstream GP, LLC, or its affiliates who perform services for DCP Partners. The remaining Phantom Units outstanding at December 31, 2008 vested on January 3, 2009.
     In 2007, DCP Partners granted 4,500 Phantom Units pursuant to the DCP Partners’ Plan, to directors who are not officers or employees of affiliates of DCP Midstream as part of their annual director fees for 2007. Of these Phantom Units, 4,000 units vested during 2007 and 500 units vested during 2008.
     In 2008, DCP Partners granted 4,000 Phantom Units, pursuant to the LTIP, to directors who are not officers or employees of affiliates of DCP Midstream as part of their annual director fees in 2008. All of these units vested during 2008.
     The DERs are paid quarterly in arrears.
     The following table presents information related to the Phantom Units:

		Grant Date	Measurement
		Weighted-	Date
		Average Price	Price
	Units	Per Unit	Per Unit
Outstanding at January 1, 2008	20,199	$24.56
Granted	4,000	$35.88
Forfeited	(4,000)	$24.05
Vested or paid in cash	(6,501)	$32.91

Outstanding at December 31, 2008	13,698	$24.05	$9.40

Expected to vest	13,698	$24.05	$9.40
     The estimate of Phantom Units that are expected to vest is based on highly subjective assumptions that could potentially change over time, including the expected forfeiture rate.

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008
     Restricted Phantom Units — DCP Midstream Partners’ General Partner’s board of directors awarded restricted phantom LPUs, or RPUs, to key employees under the LTIP. The RPUs are expected to vest on December 31, 2011. The DERs are paid quarterly in arrears. The following table presents information related to the RPUs:

		Grant Date
		Weighted-	Measurement
		Average Price	Date Price
	Units	per Unit	per Unit
Outstanding at January 1, 2008	—	$—	$—
Granted	17,085	$33.85
Forfeited	(2,395)	$35.88

Outstanding at December 31, 2008	14,690	$33.52	$9.40

Expected to vest	8,544	$33.85	$9.40
     The estimate of RPUs that are expected to vest is based on highly subjective assumptions that could potentially change over time, including the expected forfeiture rate.
     All awards issued under the 2006 Plan and the DCP Partners’ Plan are intended to be settled in cash at each reporting period or units upon vesting. Compensation expense is recognized ratably over each vesting period, and will be remeasured quarterly for all awards outstanding until the units are vested. The fair value of all awards is determined based on the closing price of the relevant underlying securities at each measurement date.
     Duke Energy 1998 Plan and Spectra Energy 2007 Long-Term Incentive Plan — Under the Duke Energy 1998 Plan, or the 1998 Plan, Duke Energy granted certain of our key employees stock options, stock-based performance awards, phantom stock awards and other stock awards to be settled in shares of Duke Energy’s common stock, or the Stock-Based Awards. Upon execution of the 50-50 Transaction in July 2005, our employees incurred a change in status from Duke Energy employees to non-employees. As a result, we began accounting for these awards using the fair value method. No awards have been and we do not expect to settle any awards granted under the 1998 Plan with cash.
     In connection with the Spectra spin, one replacement Duke Energy Stock-Based Award and one-half Spectra Energy Stock-Based Award were distributed to each holder of Duke Energy Stock-Based Awards for each award held at the time of the Spectra spin. Substantially all converted Stock-Based Awards are subject to the terms and conditions applicable to the original Duke Energy Stock-Based Awards. The Spectra Energy Stock-Based Awards resulting from the conversion are considered to have been issued under the Spectra Energy 2007 Long-Term Incentive Plan, or the Spectra Energy 2007 LTIP.
     The Spectra Energy 2007 LTIP provides for the granting of stock options, restricted stock awards and units, unrestricted stock awards and units, and other equity-based awards, to employees and other key individuals who perform services for Spectra Energy. A maximum of 30 million shares of common stock may be awarded under the Spectra Energy 2007 LTIP. Options granted under the Spectra Energy 2007 LTIP are issued with exercise prices equal to the fair market value of Spectra Energy common stock on the grant date, have ten year terms, and vest immediately or over terms not to exceed five years. Compensation expense related to stock options is recognized over the requisite service period. The requisite service period for stock options is the same as the vesting period, with the exception of retirement eligible employees, who have shorter requisite service periods ending when the employees become retirement eligible. Restricted, performance and phantom stock awards granted under the Spectra Energy 2007 LTIP typically become 100% vested on the three-year anniversary of the grant date. The fair value of the awards granted is measured based on the fair market value of the shares on the date of grant, and the related compensation expense is recognized over the requisite service period which is the same as the vesting period.
     Stock Options — Under the 1998 Plan, the exercise price of each option granted could not be less than the market price of Duke Energy’s common stock on the date of grant. Effective July 1, 2005, these options were accounted using the fair value method. As a result, compensation expense subsequent to July 1, 2005, is recognized based on the change in the fair value of the stock options at each reporting date until vesting.

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008
     The following table shows information regarding options to purchase Duke Energy’s common stock granted to our employees, reflecting shares outstanding as impacted by the conversion.

			Weighted-
			Average
		Weighted-	Remaining	Aggregate
		Average	Life	Intrinsic Value
	Shares	Exercise Price	(years)	(millions)
Outstanding at January 1, 2008	1,815,956	$17.89	3.2
Exercised	(151,480)	$13.45
Forfeited	(106,889)	$19.77

Outstanding at December 31, 2008	1,557,587	$18.19	2.4	$2

Exercisable at December 31, 2008	1,557,587	$18.19	2.4	$2
     The total intrinsic value of options exercised during the year ended December 31, 2008 was approximately $1 million.
     The following table shows information regarding options to purchase Spectra Energy’s common stock granted to our employees, reflecting shares outstanding as impacted by the conversion.

			Weighted-
			Average
		Weighted-	Remaining	Aggregate
		Average	Life	Intrinsic Value
	Shares	Exercise Price	(years)	(millions)
Outstanding at January 1, 2008	937,248	$26.80	3.2
Exercised	(68,869)	$18.91
Forfeited	(72,400)	$28.06

Outstanding at December 31, 2008	795,979	$27.36	2.4	$1

Exercisable at December 31, 2008	795,979	$27.36	2.4	$1
     The total intrinsic value of options exercised during the year ended December 31, 2008 was approximately $1 million.
     Stock-Based Performance Awards — There were no stock-based performance awards granted during the year ended December 31, 2008.
     The following tables summarize information about stock-based performance awards activity, reflecting shares outstanding as impacted by the conversion:

			Measurement
		Grant Date	Date
		Weighted-	Weighted-
		Average Price	Average Price
Duke Energy 1998 Plan	Shares	Per Unit	Per Unit
Outstanding at January 1, 2008	173,365	$15.58
Vested	(83,762)	$15.39
Forfeited	(59,663)	$15.39

Outstanding at December 31, 2008	29,940	$16.50	$15.01

Expected to vest	28,200	$16.50	$15.01

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008

			Measurement
		Grant Date	Date
		Weighted-	Weighted-
		Average Price	Average Price
Spectra Energy 2007 LTIP	Shares	Per Unit	Per Unit
Outstanding at January 1, 2008	86,683	$23.54
Vested	(41,884)	$23.25
Forfeited	(29,829)	$23.25

Outstanding at December 31, 2008	14,970	$24.94	$15.74

Expected to vest	14,009	$24.94	$15.74
     The total fair value of the performance stock awards that vested during the year ended December 31, 2008 was approximately $2 million. No awards were granted during the year ended December 31, 2008.
     Phantom Stock Awards — There were no phantom stock awards granted during the year ended December 31, 2008.
     The following tables summarize information about phantom stock awards activity, reflecting shares outstanding as impacted by the conversion:

			Measurement
		Grant Date	Date
		Weighted-	Weighted-
		Average Price	Average Price
Duke Energy 1998 Plan	Shares	Per Unit	Per Unit
Outstanding at January 1, 2008	77,210	$15.62
Vested	(24,419)	$15.57
Forfeited	(3,287)	$15.38

Outstanding at December 31, 2008	49,504	$15.66	$15.01

Expected to vest	46,627	$15.66	$15.01

			Measurement
		Grant Date	Date
		Weighted-	Weighted-
		Average Price	Average Price
Spectra Energy 2007 LTIP	Shares	Per Unit	Per Unit
Outstanding at January 1, 2008	38,605	$23.60
Vested	(12,209)	$23.53
Forfeited	(1,644)	$23.24

Outstanding at December 31, 2008	24,752	$23.66	$15.74

Expected to vest	23,163	$23.66	$15.74
     The total fair value of the phantom stock awards that vested during the year ended December 31, 2008 was approximately $1 million. No awards were granted during the year ended December 31, 2008.
15. Benefits
     All Company employees who are 18 years old and work at least 20 hours per week are eligible for participation in our 401(k) and retirement plan, to which we contributed a range of 4% to 7% of each eligible employee’s qualified earnings to the retirement plan, based on years of service. Additionally, we match employees’ contributions in the 401(k) plan up to 6% of qualified earnings.
     We offer certain eligible executives the opportunity to participate in DCP Midstream LP’s Non-Qualified Executive Deferred Compensation Plan. This plan allows participants to defer current compensation on a pre-tax basis and to receive tax deferred earnings on such contributions. The plan also has make-whole provisions for plan participants who may otherwise be limited in the amount that we can contribute to the 401(k) plan on the participant’s behalf. All amounts contributed to or earned by the plan’s investments are

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008
held in a trust account for the benefit of the participants. The trust and the liability to the participants are part of our general assets and liabilities, respectively.
16. Income Taxes
     We are structured as a limited liability company, which is a pass-through entity for United States income tax purposes. We own a corporation that files its own federal, foreign and state corporate income tax returns. The income tax (benefit) expense related to this corporation is included in our income tax (benefit) expense, along with state and local taxes of the limited liability company and other subsidiaries.
     The State of Texas imposes a margin tax that is assessed at 1% of taxable margin apportioned to Texas. Accordingly, we have recorded current tax expense for the Texas margin tax beginning in 2007. During 2008, we acquired properties in Michigan, which imposes a business tax of 0.8% on gross receipts and 4.95% of Michigan taxable income. The sum of gross receipts and income tax is subject to a tax surcharge of 21.99%. Michigan provides tax credits that may reduce our final income tax liability.
     The Company has a net long-term deferred tax asset of approximately $3 million at December 31, 2008, which is included in other long-term assets on the consolidated balance sheet. The deferred tax asset is comprised of differences between the financial statement carrying amount and the tax basis of property, plant and equipment ($18 million liability), investments in consolidated affiliates ($10 million asset), and net operating loss ($11 million asset). The net operating losses begin expiring in 2021, which we expect to fully utilize.
17. Commitments and Contingent Liabilities
     Litigation — The midstream industry has seen a number of class action lawsuits involving royalty disputes, mismeasurement and mispayment allegations. Although the industry has seen these types of cases before, they were typically brought by a single plaintiff or small group of plaintiffs. A number of these cases are now being brought as class actions. We are currently named as defendants in some of these cases. Management believes we have meritorious defenses to these cases and, therefore, will continue to defend them vigorously. These class actions, however, can be costly and time consuming to defend. We are also a party to various legal, administrative and regulatory proceedings that have arisen in the ordinary course of our business.
     In March 2008, after receiving regulatory approval, we finalized settlement of a lawsuit alleging migration of acid gas from a storage formation into a third-party producing formation. We obtained the land and the rights to the producing formation. This matter did not have a material adverse effect upon our consolidated results of operations, financial position or cash flows.
     In December 2006, El Paso E&P Company, L.P., or El Paso, filed a lawsuit against one of our subsidiaries, DCP Assets Holding, LP and an affiliate of DCP Midstream GP, LP, in District Court, in Harris County, Texas. The litigation stems from an ongoing commercial dispute involving DCP Partners’ Minden processing plant that dates back to August 2000. El Paso claims damages, including interest, in the amount of $6 million in the litigation, the bulk of which stems from audit claims under our commercial contract.
     Management currently believes that these matters, taken as a whole, and after consideration of amounts accrued, insurance coverage and other indemnification arrangements, will not have a material adverse effect upon our consolidated results of operations, financial position or cash flows.
     General Insurance — Midstream’s insurance coverage is carried with an affiliate of ConocoPhillips and third-party insurers. Midstream’s insurance coverage includes: (1) general liability insurance covering third-party exposures; (2) statutory workers’ compensation insurance; (3) automobile liability insurance for all owned, non-owned and hired vehicles; (4) excess liability insurance above the established primary limits for general liability and automobile liability insurance; (5) property insurance, which covers the replacement value of all real and personal property and includes business interruption/extra expense; and (6) directors and officers insurance covering our directors and officers for acts related to our business activities. All coverage is subject to certain limits and deductibles, the terms and conditions of which are common for companies with similar types of operations.
     Environmental — The operation of pipelines, plants and other facilities for gathering, transporting, processing, treating, or storing natural gas, NGLs and other products is subject to stringent and complex laws and regulations pertaining to health, safety and the environment. As an owner or operator of these facilities, we must comply with United States laws and regulations at the federal, state

DCP MIDSTREAM, LLC
NOTES TO CONSOLIDATED BALANCE SHEET — Continued
AS OF DECEMBER 31, 2008
and local levels that relate to air and water quality, hazardous and solid waste storage, management, transportation and disposal, and other environmental matters. The cost of planning, designing, constructing and operating pipelines, plants, and other facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and potentially criminal enforcement measures, including citizen suits, which can include the assessment of monetary penalties, the imposition of remedial requirements, the issuance of injunctions or restrictions on operation. Management believes that, based on currently known information, compliance with these laws and regulations will not have a material adverse effect on our consolidated results of operations, financial position or cash flows.
     On July 20, 2006, the State of New Mexico Environment Department issued Compliance Orders to us that listed air quality violations during the previous five years at three of our owned or operated facilities in New Mexico. The orders alleged a number of violations related to excess emissions beginning January 2001, and further required us to install flares for smokeless operations and to use the flares only for emergency purposes. On April 17, 2008, we signed a settlement agreement with the New Mexico Environment Department that resolved all alleged violations through the date of the settlement agreement. Under the terms of the settlement agreement, we paid approximately $2 million in civil penalties and agreed to fund $59 million in facility upgrades at three of our gas plants through April 2011.
     We utilize assets under operating leases in several areas of operations. Rental expense for leases with escalation clauses is recognized on a straight line basis over the initial lease term.
     Minimum rental payments under our various operating leases in the year indicated are as follows:

Minimum Rental Payments
(millions)
2009	$28
2010	25
2011	24
2012	22
2013	20
Thereafter	23

Total payments	$142

18. Guarantees and Indemnifications
     We periodically enter into agreements for the acquisition or divestiture of assets. These agreements contain indemnification provisions that may provide indemnity for environmental, tax, employment, outstanding litigation, breaches of representations, warranties and covenants, or other liabilities related to the assets being acquired or divested. Claims may be made by third parties under these indemnification agreements for various periods of time depending on the nature of the claim. The effective periods on these indemnification provisions generally have terms of one to five years, although some are longer. Our maximum potential exposure under these indemnification agreements can vary depending on the nature of the claim and the particular transaction. We are unable to estimate the total maximum potential amount of future payments under indemnification agreements due to several factors, including uncertainty as to whether claims will be made under these indemnities.
19. Subsequent Events
     In February 2009, we announced that our East Texas natural gas processing complex and residue natural gas delivery system, known as the Carthage Hub, have been temporarily shut in following an explosion and fire that occurred when a nearby third party owned pipeline outside of our property line ruptured. We do not expect a material impact on our consolidated results of operations, cash flows or financial position as a result of this event.
     In February 2009, the remaining 3,571,429 DCP Partners subordinated units were converted into common units following the completion of the subordination period and satisfactory completion of all subordination period tests contained in the DCP Partners’ partnership agreement.
     On January 27, 2009, the board of directors of the DCP Partners’ general partner declared a quarterly distribution of $0.60 per unit, payable on February 13, 2009 to unitholders of record on February 6, 2009.